 SHARE PURCHASE AGREEMENT

           THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on June 19, 2013, among NAVA RESOURCES, INC., a Nevada corporation (the “Purchaser”), QUIVIRA GOLD LTD., a company incorporated in Ghana (the “Company"), and WARATAH INVESTMENTS LIMITED, a limited liability company registered under the laws of Ghana (the “Seller”).

WITNESSETH:

           WHEREAS, the Seller owns all the issued and outstanding capital stock (the “Shares") of the Company;

           WHEREAS, on Closing, the Company will own all the issued and outstanding capital stock of Strategic Marketing Australia Pty. Ltd. (“SMA”), a company incorporated in Australian with an Australian business number of ABN 43009146089;

           WHEREAS, Leo Shield Exploration Ghana Ltd., a company incorporated in Ghana ("Leo Shield"), is a wholly-owned subsidiary of Okore Mining Pty Ltd. (“Okore”), a company incorporated in Ghana;

           WHEREAS, Okore is a party to an agreement (the "Leo Shield Agreement") to sell 90% of the equity of Leo Shield to the Company, and obtain an assignment of a loan from Equus Mining Limited to Leo Shield; and

           WHEREAS, upon the consummation of the transactions described in the Leo Shield Agreement, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, the Shares upon the terms and conditions set forth herein.

           NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

           Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

                      (a) “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

                      (b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

                      (c) “Business Day” means a day on which banks are open for business in the State of Nevada.

                      (d) “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

                      (e) “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

                      (f) “Employees” mean individuals who provide employment or employment-type services to the Company, SMA or Leo Shield or any of its respective Affiliates, other than any such individuals who cease such employment prior to the Closing, but including any such individuals hired after the date hereof and prior to the Closing.

                      (g) “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any Employee or Former Employee, officer or director of the Company, SMA or Leo Shield or any of its respective Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by the Company, SMA, Leo Shield or any of its Affiliates or contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

                      (h) “Employment Agreement” means a written Contract or offer letter with or addressed to any Employee or Former Employee pursuant to which the Company, SMA, Leo Shield or any of its respective Affiliates shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

                      (i) “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to real property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer), options, proxies or other encumbrances of any nature whatsoever.

                      (j) “Former Employee” means individuals who, prior to the Closing, provided employment or employment-type services to the Company, SMA, Leo Shield or any of its Affiliates.

                      (k) “GAAP” means United States generally accepted accounting principles.

                      (l) “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

                      (m) “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, and (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

                      (n) “Laws” means all Australian, Canadian, Ghana and United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law and pertaining to the matters contemplated under this Agreement.

                      (o) “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

                      (p) “Material Adverse Change” means, when used in connection with a Person, means any change, event, violation, circumstance or effect that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of such Person and its parent (if applicable) or subsidiaries, taken as a whole, other than any change, event, violation, inaccuracy, circumstance or effect, (1) relating to the global economy or securities market in general, (2) resulting from changes in the price of precious or base metals, (3) resulting from the rate at which Canadian dollars or United States dollars can be exchanged into each other or for any foreign currency, or (4) relating to the precious or base metal mining industries in general and not specifically relating to or affecting such Person.

                      (q) “Material Adverse Effect” means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person, and its Subsidiaries, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts, (1) that is generally applicable in the economy of the United States, (2) that is generally applicable in the United States securities markets, (3) generally affecting the industry in which the Person operates, (4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

                      (r) “MI 51-105” means Multilateral Instrument 51-105 – Issuers Quoted in the U.S. Over-the-Counter Markets as implemented as a rule or regulation in all jurisdictions of Canada other than Ontario.

                      (s) “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

                      (t) “Required Consents” means, collectively, (1) each consent or novation with respect to any Contract to which the Company, SMA, Leo Shield or any of its respective Affiliates is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any Person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                      (u) “SEC” means the Securities and Exchange Commission.

                      (v) “Securities” means the Consideration Shares and the Warrants issued under Section 2.2.

                      (w) “Securities Act” means the Securities Act of 1933, as amended.

                      (x) “Subsidiaries” of any entity means, at any date, any Person, (1) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (2) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

                      (y) “Tax” means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

                      (z) “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

                      (aa) “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

                      (bb) “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

                      (cc) “Warrants” means stock purchase warrants of the Purchaser, each such warrant being exercisable to acquire one share in the common stock of the Purchaser at a price of $0.05 for a period of five (5) years from the Closing (as defined in Section 2.3), and each a “Warrant”. ”

           Section 1.2 References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. All dollar references herein shall be to United States dollars unless otherwise stated herein.

ARTICLE II
PURCHASE AND SALE OF SHARES

           Section 2.1 Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth herein, and on the basis of the representations and warranties contained herein, at the Closing (defined in Section 2.3), the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to the Shares, free and clear of any Encumbrance. The Shares constitute one hundred percent (100%) of the Company’s outstanding capital stock on a fully diluted basis, and no other Person has any Claim to the Shares or any equity interest in the Company.

           Section 2.2 Consideration. As consideration for the purchase of the Shares, the Purchaser shall issue to the Seller 60,000,000 shares of common stock of the Purchaser (the “Consideration Shares”) valued at $0.05 per share, or an aggregate value of three million United States Dollars ($3,000,000), with each such Consideration Share having a Warrant attached for no additional consideration. The Purchaser agrees that it will account for the purchase of the Consideration Shares in accordance with the purchase price specified in this Section 2.2.

           Section 2.3 Closing. The closing of the acquisition of the Shares by the Purchaser in consideration for the Securities (the “Closing”) shall occur at such place and in such manner as the Parties may reasonably determine, and in any event no later than two (2) Business Days after the date on which all of the conditions and obligations of the parties as set forth in Articles VII and VIII of this Agreement shall have been substantially satisfied in all material respects or otherwise duly waived, or on such other date and at such other place as the Purchaser and the Seller may hereafter agree upon in writing (such date and time of the Closing being referred to herein as the “Closing Date”).

           Section 2.4 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller or a duly appointed representative of the Seller:

(a)	Certificates representing the Securities, or an irrevocable instruction letter executed by the Purchaser instructing the transfer agent for the Purchaser to issue the Securities to the Seller;

(b)	The certificates described in Sections 8.1(a) and 8.1(b);

(c)	A good standing certificate of the Purchaser, dated not more than five (5) Business Days prior to the Closing Date; and

(d)	Such other

           Section 2.5 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Purchaser the following:

(a)	Stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, or other instruments of transfer in form and substance reasonably satisfactory to the Purchaser;

(b)	The certificates described in Sections 8.2(a) and 8.2(b);

(c)	An abstract of the commercial register relating to the ownership and good standing of each of the Company, SMA and Leo Shield, dated not more than five (5) Business Days prior to the Closing Date;

(d)	An opinion of counsel to the Seller and the Company, opining as to the validity and enforceability of this Agreement and the transactions contemplated herein, the validity of the transfer of the Shares to the Purchaser, that all necessary governmental consents under the laws of Ghana have been duly and properly obtained to permit the transfer of the Shares to the Purchaser, that the Company and Leo Shields are duly incorporated and in good standing under the laws of Ghana, that the assets held by the Company, and Leo Shields are lawfully so held and any registrable interests are in good standing with applicable governmental authorities in Ghana, and the other matters reasonably requested by counsel to the Purchaser;

(e)	An opinion of counsel to the Seller and the Company, opining that SMA is duly incorporated and in good standing under the laws of Australia, that the assets held by SMA are lawfully so held and any registrable interests are in good standing with applicable governmental authorities in Australia, and the other matters reasonably requested by counsel to the Purchaser;

(f)	Signed agreements and other closing documents and records confirming that the Company has acquired 100% of SMA free and clear of Encumbrances, the Company has acquired 90% of Leo Shields free and clear of Encumbrances, and further signed agreements confirming that 90% of the debt receivable by Equus Mining from Leo Shields in the amount of $11,091,588.12 (the “Equus Debt”) has been assigned by Equus Mining to the Company, in consideration for the repayment by the Company to Equus of the Equus Debt;

(g)	Financial statements for the Company, SMA and Leo Shields prepared in accordance with U.S. GAAP and audited in accordance with applicable U.S. auditing standards, and in the case of Leo Shields, confirming the existence of the Equus Debt, and other information required under the rules of the SEC for purposes of inclusion in the Purchaser's filing of a Current Report on Form 8K disclosing the consummation of the transactions contemplated by this Agreement;

(h)	A technical report on the mineralization and resources (if applicable) on the Kwatechi prospecting license and the Grumesa-Awisam concession in such form as the Purchaser may reasonably request in order to comply with the Laws; and

(i)	Such other documents and instruments as reasonably requested by the Purchaser, including but not limited to maters required to be disclosed in the Form 8-K to be filed by the Purchaser as described in Section 2.7(f).

           Section 2.6 Further Assurances. From time to time from and after the Closing Date, as and when reasonably requested by a party, the other parties shall execute and deliver all such other instruments and shall take further actions as the party reasonably may deem necessary or desirable in order to confirm or record or otherwise effectuate the purchase and sale of the Shares for the issuance of the Securities.

ARTICLE III
THE SECURITIES

           Section 3.1 Securities. The Securities issued to the Seller upon the Closing shall be deemed to have been issued in full satisfaction of all rights of the Seller pertaining to his rights in and to the Shares. After the Closing, the holders of certificates formerly representing shares of the Company’s common stock shall cease to have any rights as shareholders of the Company.

           Section 3.2 Registration Exemption. It is intended that the Securities to be issued pursuant to this Agreement will be issued pursuant to Regulation S of the Securities Act and therefore shall not require registration under the Securities Act or any Law.

           Section 3.3 Restrictive Legends. Certificates evidencing the Securities, pursuant to this Agreement and any securities issued on exercise or exchange of any of the Securities, may bear one or more of the following legends, including without limitation, any legend required by the laws of any jurisdiction in which a holder of Securities resides, and any legend required by applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation S or other regulations adopted by the SEC under the Securities Act:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

           Section 3.4 Subsidiary of the Purchaser. Effective as of the Closing, the Company shall be a wholly-owned subsidiary of the Purchaser (or an entity that is itself directly or indirectly wholly controlled by the Purchaser).

           Section 3.5 Seller Undertaking.

           (a) Pursuant to MI 51-105 a subsequent trade in the Securities in or from any province in Canada will be a distribution subject to the prospectus and registration requirements of applicable Canadian securities legislation unless certain conditions are met, which conditions include, among others, a requirement that any certificate representing the Securities (or ownership statement issued under a direct registration system or other book entry system) bear the restrictive legend (the “51-105 Legend”) specified in MI 51-105.

           (b) The Seller undertakes not to trade or resell any of the Securities in or from any provinces subject to MI 51-105. The Seller understands and agrees that the Purchaser and others will rely upon the truth and accuracy of these representations and warranties and agrees that if such representations and warranties are no longer accurate or have been breached, the Seller will immediately notify the Purchaser.

           (c) By executing and delivering this Agreement and as a consequence of the representations and warranties made by the Seller in this section, the Seller will have directed the Purchaser not to include the 51-105 Legend on any certificates representing the Securities to be issued to the Seller. As a consequence, the Seller will not be able to rely on the resale provisions of MI 51-105, and any subsequent trade in any of the Securities in or from the provinces subject to MI 51-105 will be a distribution subject to the prospectus and registration requirements of MI 51-105.

           (d) If the Seller wishes to trade or resell any of the Securities in or from a province subject to MI 51-105, the Seller agrees and undertakes to return, prior to any such trade or resale, any certificate representing the Securities to the Purchaser’s transfer agent to have the 51-105 Legend imprinted on such certificate or to instruct the Purchaser’s transfer agent to include the 51-105 Legend on any ownership statement issued under a direct registration system or other book entry system.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

           As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated herein, the Purchaser represents and warrants to the Company and the Seller that the following are true and correct as of the date hereof and will be true and correct at Closing:

           Section 4.1 Organization. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.  The Purchaser has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

           Section 4.2 Corporate Power and Authority. The Purchaser has all requisite power and authority to enter into and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Transaction Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser and no other action or corporate proceeding on the part of the Purchaser is necessary to authorize the execution, delivery, and performance by the Purchaser of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  This Agreement and each of the Transaction Documents have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

           Section 4.3 Conflicts; Consents and Approvals. Neither the execution nor delivery by the Purchaser of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

           (a) conflict with, or result in a breach of any provision of, the organizational documents of the Purchaser;

           (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser or the Securities under any of the terms, conditions or provisions of, (1) the organizational documents of the Purchaser, (2) any Contract to which the Purchaser is a party or to which any of its properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Purchaser is subject or to which any of its properties or assets may be subject;

           (c) require any action, consent or approval of any non-governmental third party, other than the consent of the Purchaser’s Board of Directors;

           (d) violate any order, writ, or injunction, or any material decree, or material Law applicable to the Purchaser or any of its, business, properties, or assets; or

           (e) require any action, consent or approval of, or review by, or registration or filing by the Purchaser with any Governmental Authority other than the filing of a Current Report on Form 8-K regarding the consummation of the transactions contemplated hereby.

           Section 4.4 Securities. As of the Closing, all of the Consideration Shares shall be duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive or similar rights, and the Warrants will be duly authorized and validly issued.  As of the Closing, the Seller will acquire good and valid title to such Securities, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

           Section 4.5 No Material Adverse Effect. As of the date of this Agreement, (a) the Purchaser has (1) maintained its books and records in accordance with past accounting practice, and (2) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of the Purchaser, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom the Purchaser have business relations, (b) no Material Adverse Effect on the Purchaser has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect on the ability of the Purchaser to timely consummate the transactions contemplated hereby.

           Section 4.6 Compliance with Law. The Purchaser and each of its officers, directors, employees and agents have complied in all respects with all Laws applicable to the Purchaser and its operations. Neither the Purchaser nor any of its officers, directors or agents have received any notice from any Governmental Authority that the Purchaser has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

           Section 4.7 Litigation. There is no Action pending or threatened against the Purchaser or any of its officers or directors in each case that, (a) relates to the Purchaser, its assets or its business, or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of the Purchaser to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action. There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Purchaser.

           Section 4.8 Permits; Compliance. The Purchaser is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Purchaser Permits”). There is no Action pending, or threatened, regarding any of the Purchaser Permits and each such Permit is in full force and effect.  The Purchaser is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Purchaser Permits.

           Section 4.9 SEC Reports; Financial Statements. The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by the Purchaser under the Securities Act and the Exchange Act (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Purchaser included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

           Section 4.10 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than, (a) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice which in the aggregate will not exceed $10,000 as of the Closing Date, and (b) liabilities not required to be reflected in the Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Purchaser has not altered its method of accounting, (iv) the Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, or made any agreements to purchase, any shares of its capital stock and (v) the Purchaser has not issued any equity securities to any officer, director or Affiliate. The Purchaser does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Purchaser or its business, properties, operations or financial condition, that would be required to be disclosed by the Purchaser under applicable securities laws at the time this representation is made that has not been publicly disclosed at least four (4) Business Day prior to the date that this representation is made.

           Section 4.11 No Brokers or Finders. The Purchaser has not, nor have any of its Affiliates, employed any broker or finder or incurred any Liability for any brokerage or finder's fee or commissions or similar payment in connection with the transactions contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Purchaser the Sellers, the Company or its or their Affiliates for any such fee or commission.

           Section 4.12 Tax Matters.

           (a) The Purchaser has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Purchaser and any other information required to be shown thereon. An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted. There is no audit, Action, Claim or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Purchaser in respect of any Tax.

           (b) With respect to all amounts in respect of Taxes imposed on the Purchaser or for which it is or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since its inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Purchaser to Governmental Authorities or others on or before the date hereof have been paid, and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Financial Statements (described below) and are adequate and in accordance with the past custom and practice of the Purchaser.

           (c) As of the date hereof, the Purchaser has not requested, executed or filed with the IRS or any other Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Purchaser could be liable and which still is in effect. There exists no tax assessment, proposed or otherwise, against the Purchaser nor any Encumbrance for Taxes against any assets or property of the Purchaser.

           (d) All Taxes that the Purchaser is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

           (e) The Purchaser is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

           (f) There is no Claim, audit, Action, proceeding, or investigation with respect to Taxes due or claimed to be due from the Purchaser or of any Tax Return filed or required to be filed by the Purchaser pending or threatened against or with respect to the Purchaser. The Purchaser has not filed a consent pursuant to Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Purchaser.

           Section 4.13 Full Disclosure. No representation or warranty of the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Purchaser that Materially Adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition or results of operations of the Purchaser that has not been set forth in this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

           As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Seller represents and warrants to the Purchaser that the following are true and correct as of the date hereof and will be true and correct at Closing:

           Section 5.1 Power and Authority. The Seller has all requisite power and authority, to enter into and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Transaction Documents by the Seller and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other action or proceeding on the part of the Seller is necessary to authorize the execution, delivery and performance by such the Seller of this Agreement and the Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby.  This Agreement and each of the Transaction Documents have been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against him in accordance with their respective terms.

           Section 5.2 Conflicts; Consents and Approvals. Neither the execution nor delivery by the Seller of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

           (a) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (1) the organizational documents of the Company or Leo Shield, (2) any Contract to which such the Seller is a party or to which any of his properties or assets may be bound or (3) any permit, registration, approval, license or other authorization or filing to which the Seller is subject or to which any of its properties or assets may be subject;

           (b) require any action, consent or approval of any Governmental Authority or nongovernmental third party, other than as set forth in the Seller’s response to the Purchaser’s due diligence questionnaire (the “DD Questionnaire”); or

           (c) violate any order, writ or injunction, or any decree, or Law applicable to the Seller or any of his businesses, properties or assets.

           Section 5.3 Title to Shares. The Seller is the sole record and beneficial owner of the Shares and has good and marketable title to the Shares, free and clear of all Encumbrances. Upon Closing, the Purchaser shall be the lawful record and beneficial owner of the Shares, free and clear of all Encumbrances. The Shares represent 100% ownership of the Company on a fully-diluted basis. The assets of the Company are, or will be on Closing: (1) a 90% registered and beneficial interest in the issued and outstanding equity of Leo Shield; (2) the assignment of 90% of the Equus Debt; (3) the Osenase, Pramkese and Asamankese prospecting licenses in Ghana (collectively, the “Prospecting Licenses”); and (4) a 100% registered and beneficial interest in the issued and outstanding equity of SMA. No other Person has any direct or indirect interest or right to the Company, SMA or Leo Shield other than 10% of the issued and outstanding shares of Leo Shield which are held by Okore.

           Section 5.4 Title to Underlying Assets. Leo Shield holds the following, which are as at the date hereof and shall be as at Closing, in good standing and duly registered with applicable governmental authorities (i) a 0.5% Production Royalty on the Grumesa-Awisam concession in Ghana, and (ii) a free carried right to earn-in to a 7% equity interest in a joint venture company to be formed with Sun Gold, Tropical Exploration and Mining Company Limited and the government of Ghana, for the purpose of conducting mining operations on the Kwatechi concession.

           Section 5.5 Assets and Liabilities of SMA. On Closing, all of the assets and liabilities of SMA will be as described in Schedule “A” hereto.

           Section 5.6 Securities Representations.

           (a) Investment Purposes. The Seller is acquiring the Securities for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or "blue-sky" laws.  Other than the Seller’s Affiliates, no other Person has a direct or indirect beneficial interest in, and the Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Securities or any part thereof.

           (b) No General Solicitation.  The Seller is not receiving the Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than the Purchaser’s personnel, previously known to the Seller.

           (c) No Obligation to Register Shares. The Seller understands that the Purchaser is under no obligation to register the Securities under the Securities Act, or to assist the Seller in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction. The Seller understands that the Securities must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available.  All certificates evidencing the Securities will bear a legend stating that the Securities have not been registered under the Securities Act or state securities laws and they may not be resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

           (d) Investment Experience. The Seller, or his professional advisors, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement.  By reason of the business and financial experience of the Seller or his professional advisor, the Seller can protect his own interests in connection with the transactions described in this Agreement.  The Seller is able to afford the loss of his entire investment in the Securities.

           (e) Exemption from Registration. The Seller acknowledges his understanding that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act. In furtherance thereof, in addition to the other representations and warranties of the Seller made herein, the Seller further represents and warrants to and agrees with the Purchaser as follows:

                      (1) The Seller has the financial ability to bear the economic risk of his investment, has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to the Securities;

                      (2) The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Securities;

                      (3) The Seller has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Purchaser and all other information to the extent the Purchaser possesses such information or can acquire it without unreasonable effort or expense; and

                      (4) The Seller has received and reviewed the documents filed by the Purchaser with the SEC and has also considered the uncertainties and difficulties frequently encountered by companies such as the Purchaser.

           (f) Regulation S Exemption. The Seller understands that the Securities are being offered and sold in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the applicability of such exemptions and the suitability of the Seller to acquire the Securities. In this regard, the Seller represents, warrants and agrees that:

1.	The Seller is not a U.S. Person (as defined below) or an affiliate (as defined in Rule 501(b) under the Securities Act) of the Purchaser and is not acquiring the Securities for the account or benefit of a U.S. Person. A U.S. Person means any one of the following:

  any natural person resident in the United States of America;
  any partnership or corporation organized or incorporated under the laws of the United States of America;
  any estate of which any executor or administrator is a U.S. person;
  any trust of which any trustee is a U.S. person;
  any agency or branch of a foreign entity located in the United States of America;
  any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
  any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

any partnership or corporation if:

(A)	organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

2.	At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Seller was outside of the United States.

3.	The Seller will not, during the period commencing on the date of issuance of the Securities and ending no less than the twelve (12) month anniversary of such date, (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Securities in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

4.	The Seller will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Securities only pursuant to registration under the Securities Act or an available exemption therefrom and in accordance with all applicable state and foreign securities laws.

5.	The Seller was not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Securities, including without limitation, any put, call or other option transaction, option writing or equity swap.

6.	Neither the Seller nor any Person acting on his behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Securities and the Seller and any Person acting on his behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

7.	The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

8.	Neither the Seller nor any Person acting on his behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the securities of the Purchaser. The Seller agrees not to cause any advertisement of the securities of the Purchaser to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to such securities, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

           (g) No Reliance. Other than as set forth herein, the Seller is not relying upon any other information, representation or warranty by the Purchaser or any officer, director, stockholder, agent or representative of the Purchaser in determining to transfer and sell the Shares to the Purchaser in consideration for the issuance of the Securities to the Seller. The Seller has consulted, to the extent deemed appropriate by the Seller, with his own advisers as to the financial, tax, legal and related matters concerning an investment in the Securities and on that basis believes that his investment in the Securities is suitable and appropriate for him.

           (h) No Governmental Review. The Seller is aware that no federal or state agency has (1) made any finding or determination as to the fairness of this investment, (2) made any recommendation or endorsement of the Securities or the Purchaser, or (3) guaranteed or insured any investment in the Securities or any investment made by the Purchaser.

           Section 5.7 Non-Canadian Resident. The Seller is not a resident of Canada.

           Section 5.8 Full Disclosure. No representation or warranty of the Seller in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

           Section 5.9 No Material Adverse Effect.  As of the date of this Agreement, no Material Adverse Effect on the Seller has occurred and there has been no event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect on the ability of the Seller to timely consummate the transactions contemplated herein.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND
THE SELLER

           As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Company and the Seller jointly and severally represent and warrant to the Purchaser as follows:

           Section 6.1 Organization. The Company is a corporation duly organized and validly existing under the laws of Ghana. The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted. Leo Shield is a corporation duly organized and validly existing under the laws of Ghana.  Leo Shield has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted. SMA is a corporation duly organized and validly existing under the laws of Australia. SMA has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

           Section 6.2 Corporate Power and Authority. The Company has all requisite power and authority to enter into and deliver this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance of this Agreement and the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no other action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby.

           This Agreement and each of the Transaction Documents have been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms.

           Section 6.3 Conflicts; Consents and Approvals. Neither the execution and delivery by the Company of this Agreement and the Transaction Documents to be executed and delivered by it in connection with this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will:

                      (a) conflict with, or result in a breach of any provision of, the organizational documents of either the Company, SMA or Leo Shield;

                      (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company, SMA or Leo Shield under any of the terms, conditions or provisions of, (1) the organizational documents of the Company, SMA or Leo Shield, (2) any Contract to which the Company, SMA or Leo Shield is a party or to which any of its respective properties or assets may be bound, or (3) any permit, registration, approval, license or other authorization or filing to which the Company, SMA or Leo Shield is subject or to which any of its respective properties or assets may be subject;

                      (c) require any action, consent or approval of any Person, other than as indicated in the DD Questionnaire;

                      (d) violate any order, writ, or injunction, or any decree, or Law applicable to the Company, SMA or Leo Shield or any of its respective business, properties, or assets; or

                      (e) require any action, consent or approval of, or review by, or registration or filing by the Company, SMA or Leo Shield with any Governmental Authority, other than as indicated in the DD Questionnaire.

           Section 6.4 Capital Structure. The authorized capital of the Company consists of 1,000,000 shares of common stock, with no par value per share, of which 500 shares are issued and outstanding,  (i) with each holder thereof being entitled to cast one vote for each Share held on all matters  properly submitted  to the shareholders for their vote; and (ii) there being no pre-preemptive  rights and no cumulative voting.  The Company has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for, shares of common stock.  All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable and owned by the Seller. The Shares constitute one hundred percent (100%) of the issued and outstanding capital stock of the Company on a fully-diluted basis, and, upon the Closing, the Purchaser will own one hundred percent (100%) of the issued and outstanding capital stock of the Company. No shares of capital stock of the Company are subject to preemptive rights or any other similar rights. There are, (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, proxies, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act or any other Law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or any agreement providing any such rights).

           The authorized capital of Leo Shield consists of 100,000 shares  of common stock, with no par value per share, all of which are issued and outstanding, (i) with each holder thereof being entitled to cast one vote for each  share held on all matters  properly submitted to the shareholders for their vote; and (ii) there being no  pre-preemptive  rights and no cumulative voting. Leo Shield has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for, shares of common stock. At Closing, all of the issued and outstanding shares of Leo Shield are duly authorized, validly issued, fully paid and nonassessable and 90 percent  owned by the Company and 10% by Okore. The shares owned by the Company at Closing will constitute ninety percent (90%) of the issued and outstanding capital stock of Leo Shield on a fully-diluted basis. The Company owns no asset as of the date hereof. On the Closing, the Company will own 90% of the issued and outstanding capital stock of Leo Shield and the assignment of the debt owed by Leo Shield to Equus. No shares of capital stock of Leo Shield are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, proxies, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Leo Shield or arrangements by which Leo Shield is or may become bound to issue additional shares of capital stock of Leo Shield, (ii) no agreements or arrangements under which Leo Shield is obligated to register the sale of any of its securities under the Securities Act or any other Law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by Leo Shield (or any agreement providing any such rights).

           The authorized capital of SMA consists of four shares  of common  stock, with no par value per share, of which four shares are issued and outstanding,  (i) with each holder thereof being entitled to cast one vote for each share held  on all matters  properly submitted  to the shareholders for their vote; and (ii) there being no  pre-preemptive  rights and no cumulative voting. SMA has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for, shares of common stock.  All of the issued and outstanding shares of SMA are duly authorized, validly issued, fully paid and nonassessable and owned by the Company.  The shares constitute one hundred percent (100%) of the issued and outstanding capital stock of SMA on a fully-diluted basis, and, upon the Closing, the Purchaser will own one hundred percent (100%) of the issued and outstanding capital stock of SMA. No shares of capital stock of SMA are subject to preemptive rights or any other similar rights.  There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, proxies, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of SMA or arrangements by which SMA is or may become bound to issue additional shares of capital stock of SMA, (ii) no agreements or arrangements under which SMA is obligated to register the sale of any of its securities under the Securities Act or any other Law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by SMA (or any agreement providing any such rights).

           Section 6.5 Intellectual Property. Neither the Company nor Leo Shield has any, (i) patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) industrial designs and any registrations and applications therefor throughout the world, (v) trade names, logos, URLs, websites, domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) databases and data collections and all rights therein throughout the world; (vii) moral and economic rights of authors and inventors, however denominated, throughout the world, or (viii) similar or equivalent rights to any of the foregoing anywhere in the world (collectively, “Intellectual Property”). No Intellectual Property is necessary to effectuate the business or operations of either the Company or Leo Shield. SMA owns the Intellectual Property rights for Abacus and Contracts Prop, and their respective technologies as more particularly described in Schedule “A” hereto.

           Section 6.6 Tax Matters.

           (a) Each of the Company, SMA and Leo Shield has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it or its assets. As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and any other information required to be shown thereon. An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted. There is no audit, Action, Claim or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company, SMA or Leo Shield in respect of any Tax.

           (b) With respect to all amounts in respect of Taxes imposed on the Company, SMA or Leo Shield or for which any of them are or could be reasonably liable, whether to Governmental Authorities (as, for example, under Law) or to other Persons (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods since its inception through the Closing, (i) all applicable tax laws and agreements have been complied with in all material respects, (ii) all such amounts required to be paid by the Company, SMA and Leo Shield to Governmental Authorities or others on or before the date hereof have been paid, and (iii) reserves have been established for the payment of all Taxes not yet due and payable, which reserves are reflected in the Financial Statements (described below) and are adequate.

           (c) As of the date hereof, neither the Company, SMA nor Leo Shield has requested, executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company, SMA or Leo Shield could be liable and which still is in effect.  There exists no tax assessment, proposed or otherwise, against the Company, SMA or Leo Shield nor any Encumbrance for Taxes against any assets or property of the Company, SMA or Leo Shield.

           (d) All Taxes that the Company, SMA and Leo Shield is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authorities or other Person.

           (e) Neither the Company, SMA, nor Leo Shield is a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement.

           (f) There is no Claim, audit, Action, proceeding or investigation with respect to Taxes due or claimed to be due from the Company, SMA or LeoShield or of any Tax Return filed or required to be filed by the Company, SMA orLeoShieldpending or threatened against or with respect to the Company, SMA or LeoShield.

           Section 6.7 Financial Statements.

           (a) Attached to the DD Questionnaire are the financial statements of the Company and Leo Shield as of and for the years ended December 31, 2012, December 31, 2011 and December 31, 2010 and audit reports thereon and the financial statements of SMA as of and for the years ended June 30, 2013, and June 30, 2012 and audit reports thereon (collectively, the "Financial Statements") which, (i) were prepared in all material respects in accordance with the books and records of the Company, SMA and Leo Shield, (ii) present fairly the financial condition of the Company, SMA and Leo Shield at the dates thereof and the results of its operations and cash flows for the periods then ended, (iii) are true and accurate in all material respects and (iv) were prepared in conformity with GAAP, consistently applied.

           (b) Neither the Company, nor SMA nor LeoShield has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) that were not fully reflected or reserved against in the balance sheet of the Company as of December 31, 2012 (the "Recent Balance Sheet") which is attached to the DD Questionnaire. The reserves reflected in the Recent Balance Sheet are adequate, appropriate and reasonable and the reserves reflected in the Recent Balance Sheet are in accordance with GAAP consistently applied.

           Section 6.8 Properties and Assets. The DD Questionnaire lists all properties and assets of the Company, SMA and Leo Shield, indicating which properties and assets are owned and which ones are subject to lease agreements.  The Company, SMA and Leo Sheild have good and marketable title to all of their properties and assets, real and personal, free and clear of all Encumbrances.  All equipment used by the Company, SMA and Leo Shields is in good operating condition and repair and is adequate for the uses to which they are being put.

           Section 6.9 Compliance with Law. The Company, SMA and Leo Shield and each of the respective officers, managers, directors, employees and agents of the Company, SMA and Leo Shield have complied in all respects with all Laws applicable to it and its operations. Neither the Company, SMA, Leo Shield nor any of its respective officers, managers, directors, Affiliates, employees, or agents has received any notice from any Governmental Authority that it has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

           Section 6.10 Litigation. There is no Action pending or threatened against the Seller, the Company, SMA or Leo Shield or its respective assets or business, and there is no reasonable basis for any such Action, other than as disclosed in the DD Questionnaire. There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against the Company, SMA, Leo Shield or the Seller, other than as disclosed in the DD Questionnaire.

           Section 6.11 Contracts. The DD Questionnaire contains a complete list, as of the date hereof, of all Contracts to which the Company, SMA and Leo Shield is, or will be at Closing, a party or bound, or that otherwise relate to its business or assets.  The Company has made available to the Purchaser or its representatives correct and complete copies of all such Contracts with all amendments thereof.  Each such Contract is, and will at Closing be, valid, binding and enforceable against the Company, SMA or Leo Shield, as the case may be, and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect. Neither the Company, SMA nor Leo Shield is, and will at Closing be, in default under or in breach of or otherwise delinquent in performance under any such Contract, and no event has occurred, or will as of the Closing have occurred, that, with notice or lapse of time, or both, would constitute such a default. Each of the other parties thereto has performed in all respects all of the obligations required to be performed by it under, and is not in default under, any such Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default. There are no disputes pending or threatened in writing with respect to any such Contracts. Neither the Company, SMA, Leo Shield nor any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and neither the Company, SMA nor Leo Shield has given notice or received notice to such effect.  All of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby.

           Section 6.12 Labor and Employment Matters.

           (a) There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Employee or Former Employee (each, a "Collective Bargaining Agreement"). With respect to any Employee, as at the date of this Agreement, (i) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against the Company, SMA or Leo Shield or with respect to any Employees, and neither the Company, SMA nor Leo Shield has experienced any labor strike, dispute, slowdown, lockout or stoppage; and (ii) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure.

           (b) Each of the Company, SMA and Leo Shield is in compliance in all respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

           Section 6.13 Permits; Compliance. The Company, SMA and Leo Shield are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Permits”). All such Permits are listed in the DD Questionnaire. There is no Action pending or threatened regarding any of the Permits, and each such Permit is in full force and effect.  Neither the Company, SMA nor Leo Shield is in conflict with, or in default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

           Section 6.14 Environmental Matters. There are no past or present violations of Environmental Laws (as defined below) by the Company, SMA or Leo Shield, releases of any material into the environment by the Company, SMA or Leo Shield, actions, activities, circumstances, conditions, events, incidents, or contractual obligations of the Company, SMA or Leo Shield which may give rise to any liability of the Company, SMA or Leo Shield,  and neither the Company, SMA nor Leo Shield has received any notice with respect to any of the foregoing, nor is any action pending or threatened in connection with any of the foregoing.  The term “Environmental Laws” means all laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.  Other than those that are or were stored, used or disposed of in compliance with applicable Law, no Hazardous Materials are contained by the Company, SMA or Leo Shield on or about any real property currently owned, leased or used by the Company, SMA or Leo Shield, and no Hazardous Materials were released by the Company, SMA or Leo Shield on or about any real property previously owned, leased or used by the Company, SMA or Leo Shield. There are no underground storage tanks on or under any real property owned, leased or used by the Company, SMA or Leo Shield.

           Section 6.15 Affiliated Transactions.  Other than as set forth in the DD Questionnaire, no Affiliate or other family member has directly or indirectly (i) borrowed or been advanced funds from or loaned funds to the Company, SMA or Leo Shield, (ii) is a party to a Contract with the Company, SMA or Leo Shield or (iii) engaged in any transaction with the Company, SMA or Leo Shield.

           Section 6.16 Ordinary Course. Since the date of the Recent Balance Sheet, the Company’s business has been conducted only in the ordinary and usual course of business. Without limiting the generality of the foregoing, the Company has not since the Recent Balance Sheet, (i) suffered any adverse change in its financial condition, the business or operations or in the Company, SMA or Leo Shield; or (ii) sold, transferred, or otherwise disposed of any portion of its properties or assets.

           Section 6.17 Debts and Guaranties. Since the date of the Recent Balance Sheet, neither the Company, SMA nor Leo Shield had debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown, other than as set forth in the DD Questionnaire. In addition, neither the Company, SMA nor Leo Shield is directly or indirectly, (a) liable, by guarantee or otherwise, upon or with respect to, or (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

           Section 6.18 No Brokers or Finders. Neither the Seller, the Company, SMA nor Leo Shield has employed any broker or finder or incurred any Liability for any brokerage or finder's fee or commissions or similar payment in connection with the transactions contemplated herein, and no Person has or will have any right, interest or valid claim against or upon the Seller, the Company, SMA or Leo Shield for any such fee or commission.

           Section 6.19 Full Disclosure. No representation or warranty of the Seller, the Company, SMA nor Leo Shield omits to state a fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.  There is no fact known to the Seller, the Company, SMA or Leo Shield that Materially Adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition or results of operations of the Company, SMA or Leo Shield that has not been set forth in this Agreement.

           Section 6.20 No Material Adverse Effect.  As of the date of this Agreement, no Material Adverse Effect on the Company has occurred and there has been no event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect on the ability of the Company to timely consummate the transactions contemplated hereby.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

           Section 7.1 Access and Information. Prior to the Closing, the Purchaser, on one hand, and the Seller and the Company, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Intellectual Property, technology, technical support, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at its sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and the Purchaser and the Seller shall reasonably cooperate with any such investigations.  No investigation by a party or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by a party pursuant to this Section 7.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party's obligations under this Agreement.

           Section 7.2 Confidentiality. Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents to treat as confidential and hold in strict confidence, unless required to be disclosed by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Purchaser, the Seller, Leo Shield, the Company or SMA, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur, (a) such confidence shall be maintained by the Parties, and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

           Section 7.3 Conduct of Business. From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, or as consented to in writing by the Purchaser, each of the Company, SMA and Leo Shield shall:

           (a) use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom it has significant business relations;

           (b) not take any action that would cause a breach of the representations and warranties contained herein;

           (c) not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

           (d) not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

           (e) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

           (f) not create or form any Subsidiary;

           (g) other than in the ordinary course of its business, (1) incur or assume any Liability in excess of US$1,000; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to or investments in any other Person; nor (4) pledge or otherwise Encumber its shares;

           (h) not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of US$1,000 in the aggregate or that are otherwise material to it other than in the ordinary course of business;

           (i) not, (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (2) amend, modify, waive or terminate any right under any material contract in any material way; nor (3) authorize any new capital expenditure or expenditures;

           (j) not enter into any Contract other than in the ordinary course of its business;

           (k) issue, promise or contract to issue any securities or instruments convertible into securities of such Person; or

           (l) other than in the ordinary course of its business, not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee.

           Section 7.4 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, including, without limitation, obtaining any shareholder and director consents and completing all filings required by the SEC and to consummate the transactions contemplated hereby.

           Section 7.5 No-Shop. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with the terms hereof, neither the Company, the Seller nor its or his respective officers, managers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below).  As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company, SMA or Leo Shield or any other similar transaction or business combination involving the same.  The Seller, the Company, SMA and Leo Shield shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, existing on the date hereof.

           Section 7.6 Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect).  Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date.  Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

           Section 7.7 Cooperation with Respect to Financial Reporting. Prior to the Closing, the Seller and the Company shall reasonably cooperate with the Purchaser in connection with the Purchaser’s preparation of its financial statements and other information as required for the Purchaser’s filings in connection with the transactions contemplated by this Agreement under the Exchange Act.

           Section 7.8 Board of Directors. Effective upon the Closing, the Board of Directors of the Purchaser and the Company shall consist of two existing directors of the Purchaser and one nominee of the Seller.

           Section 7.9 Name Change. Prior to the Closing, the Purchaser shall have prepared and mailed to its shareholders an Information Statement under the Exchange Act to change the Purchaser’s corporate name to Blox Inc.

           Section 7.10 Loans to the Purchaser. In the event that the Seller or the Company make any loan advances to the Purchaser prior to the Closing, the parties agree that on Closing such loan advances will be applied to the purchase price of the Financing.

           Section 7.11 Net Smelter Royalty. Notwithstanding any other provision in this Agreement and as an exception to any and all warranties, statements or representations given by the Seller or the Company to the contrary, the Purchaser acknowledges and confirms acceptance of the right for the Seller, to receive and to continue to receive a 3% net smelter royalty, as more particularly described in Schedule “B” hereto, from Leo Shield, being a Subsidiary of the Company, or any assignee or transferee or successor in title of any or all of the concessions held by Leo Shield as at the date of this Agreement, which concessions, for greater certainty, will include the Prospecting Licenses.

           Notwithstanding any other provision in this Agreement and as an exception to any and all warranties, statements or representations given by the Seller or the Company to the contrary, the Purchaser acknowledges and confirms acceptance of the right for the Seller, to receive and to continue to receive a royalty of 3%, as more particularly described in Schedule “C” hereto, of gross sales of non-smeltered minerals from Leo Shield, being a Subsidiary of the Company, or any assignee or transferee or successor in title of any or all of the concessions held by Leo Shield as at the date of this Agreement, which concessions, for greater certainty, will include the Prospecting Licenses.

           It is further understood that if a future project is introduced by the Seller to the Purchaser, a 3% royalty will be payable by the Purchaser to the Seller.

           Section 7.12 Software Royalty. Notwithstanding any other provision in this Agreement and as an exception to any and all warranties, statements or representations given by the Seller or the Company to the contrary, the Purchaser acknowledges and confirms acceptance of the right for the Seller, to receive and to continue to receive a 3% royalty for all and any sales of software, including ‘Abacus’ or any software derived therefrom, by the Purchaser or its Affiliates, such right of the Seller shall apply to and be binding on the Purchaser’s Affiliates and any owner, or assignee or transferee, of the intellectual property in such software, as if this was an obligation on them.

           Section 7.13  Access to Software. Notwithstanding any other provision in this Agreement and as an exception to any and all warranties, statements or representations given by the Seller or the Company to the contrary, the Purchaser acknowledges and confirms it shall grant to the Seller and its Affiliates, a royalty free and irrevocable license to the latest edition of all and any software which it or any of its Affiliates own, including ‘Abacus’, “Contracts Pro” or any software derived therefrom.

           Section 7.14 Financing. Concurrent with the Closing and to be completed on or before the Closing Date, the Seller will complete a non-brokered private placement financing (the “Financing”) in the common stock of the Purchaser for minimum aggregate gross proceeds of one million United States Dollars ($1,000,000) and up to a maximum of one million five hundred thousand United States Dollars ($1,500,000). The Financing will consist of a minimum of 20,000,000 units, and up to a maximum of 30,000,000 units, at a deemed price of $0.05 per Unit. Each unit will be comprised of one share of common stock of the Purchaser and one common share purchase warrant, with each whole warrant entitling the holder thereof to purchase one additional common share of the Purchaser at a price of $0.05 per share for a period of five (5) years from the closing date of the Financing. For greater certainty, the Seller’s obligation to complete the Financing is in addition to any financing obligation contemplated in any agreement entered into or that may be entered into between the Purchaser and International Eco Endeavors Corp. (“IEE”) regarding the acquisition of IEE.

ARTICLE VIII
CONDITIONS TO CLOSING

           Section 8.1 Conditions to the Sellers’ Obligations to Close. All obligations of the Seller to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

           (a) Subject to Section 7.6, all representations and warranties of the Purchaser contained in this Agreement and the Transaction Documents shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and the Purchaser shall have delivered to the Company and the Seller a certificate, signed by it, to such effect in form and substance satisfactory to the Company and the Seller;

           (b) The Purchaser shall have performed in all material respects each obligation and agreement to be performed by it and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Purchaser shall have delivered to the Company and the Seller a certificate, signed by it, to such effect in form and substance satisfactory to the Company and the Seller;

           (c) Prior to or at the Closing, the Purchaser shall have delivered to the Seller the items to be delivered pursuant to Sections 2.4 and 2.6; and

           (d) The Purchaser, with the assistance of the Company, shall have prepared the Current Report on Form 8-K required as a result of the consummation of the transactions contemplated hereby.

           Section 8.2 Conditions to the Purchaser’s Obligations to Close. All obligations of the Purchaser to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

           (a) Subject to Section 7.6, all representations and warranties of the Company and the Seller contained in this Agreement and the Transaction Documents shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date), and the Company and the Seller shall have delivered to the Purchaser a certificate, signed by them, to such effect in form and substance satisfactory to the Purchaser;

           (b) The Company and the Seller shall have performed in all respects each obligation and agreement to be performed by it or them, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by it or them at or prior to the Closing, and the Company and the Seller shall have delivered to the Purchaser a certificate, signed by them, to such effect in form and substance satisfactory to the Purchaser;

           (c) Prior to the Closing, the Purchaser shall be satisfied, in its sole and absolute discretion, with its due diligence examination of the Company, SMA and Leo Shield;

           (d) Prior to or at the Closing, the Seller shall have delivered to the Purchaser the items to be delivered pursuant to Section 2.5 and 2.6, including without limitation, the legal opinion and Financial Statements;

           (e) The Company shall have provided to the Purchaser consolidated financial statements prepared in accordance with U.S. GAAP and audit reports prepared pursuant to U.S. auditing standards and other information required under the rules of the SEC for purposes of inclusion in the Purchaser’s filing of a Current Report on Form 8-K disclosing the consummation of the Transaction, and the Purchaser shall have substantially completed a Form 8-K such that the filing of the Form 8-K can reasonably be made within four business days from the Closing Date; and

           (f) The Financing being fully funded as evidenced by signed subscription, with closing of the Financing being subject to only to the concurrent Closing of the acquisition of the Shares.

           (g) No Material Adverse Change will have occurred with respect to the Company, Leo Shield or SMA.

ARTICLE IX
TERMINATION

           Section 9.1 Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

           (a) by mutual written consent of the Purchaser, the Seller and the Company;

           (b) by the Purchaser, if the Company or the Seller has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Purchaser to the Company and the Seller;

           (c) by the Company or the Seller, if the Purchaser has breached this Agreement in any respect and such breach is not cured within ten (10) days after written notice from the Company or the Seller to the Purchaser;

           (d) by any party, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby; or

           (e) by the Purchaser if any of the conditions to closing, including for greater certainty, the condition contained in Section 8.2(c), has not been remedied to the satisfaction of the Purchaser, acting reasonably, within 10 business days of the Seller receiving notice from the Purchaser of the Seller’s failure to satisfy a condition of closing contained herein.

           Section 9.2 Termination Procedure. Written notice of any termination (“Termination Notice”) pursuant to this Article IX shall be given by the party electing termination of this Agreement (“Terminating Party”) to the other parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination.

           Section 9.3 Effect of Termination. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others.

           Section 9.4 Expenses. The parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated Transaction.

ARTICLE X
INDEMNIFICATION; SURVIVAL

           Section 10.1 Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Company, the Seller and its and his Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with, (a) any inaccuracy or breach of any of the representations and warranties of the Purchaser in this Agreement or in any certificate or document delivered by or on behalf of the Purchaser pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Purchaser to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of the Purchaser pursuant to this Agreement to be performed by or complied with by or on behalf of the Purchaser.

           Section 10.2 Indemnification by the Seller. The Seller shall indemnify and hold harmless the Purchaser and its Affiliates, officers, directors, shareholders, employees and agents and the successors and assigns of all of them (the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Damages arising from or in connection with, (a) any inaccuracy or breach of any of the representations and warranties of the Seller, the Company, SMA or Leo Shield in this Agreement or in any certificate or document delivered by or on their behalf pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, or (b) any failure by the Seller, the Company, SMA or Leo Shield to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on their behalf pursuant to this Agreement to be performed by or complied with by or on their behalf.

           Section 10.3 Survival; Limitations. All representations, warranties, covenants and agreements of the parties contained herein shall survive the Closing through the expiration of the applicable statutes of limitations (as tolled by any waiver or extension thereof).

           Section 10.4 Limit of Liability. Notwithstanding the extent of the Damages for which the indemnities may apply under either Sections 10.1 or 10.2, as the case may be, the aggregate limit of all Damages arising from or in connection with the matters the subject of the indemnities provided under those Sections shall be limited to three million United States dollars ($3,000,000).

ARTICLE XI
MISCELLANEOUS

           Section 11.1 Notices. All notices or other communications required or permitted hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent (d) if sent by facsimile, one (1) business day after confirmation of transmission, or (e) if sent by email, upon written or electronic confirmation of receipt by the recipient of the email:

(1)	If to the Purchaser:

NAVA RESOURCES, INC. Suite 206 – 595 Howe Street Vancouver, British Columbia, Canada Attn: Jagtar Sandhu, President Email: jagsandhu@telus.net

(2)	If to the Seller or the Company:

WARATAH INVESTMENTS LIMITED P.O. Box PMP, Airport Accra, Ghana Attention: Nicholas Taylor Facsimile: + 61892961669 Email: ntmidcap@gmail.com

           Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

           Section 11.2 Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

           Section 11.3 Jurisdiction.  The parties hereby irrevocably consent to the in personam jurisdiction of the competent courts in the State of Nevada, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.  The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

           Section 11.4 Entire Agreement. This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

           Section 11.5 Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

           Section 11.6 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all the parties.

           Section 11.7 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

           Section 11.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile or other electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           Section 11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

           Section 11.10 Interpretation.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s).  The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Remainder of page intentionally left blank; Signature pages to follow]

           IN WITNESS WHEREOF, the parties have duly executed this Share Purchase Agreement as of the date first above written.

NAVA RESOURCES, INC.	QUIVIRA GOLD LTD.

By: _______________________________	By: ________________________________
Name: Jag Sandhu	Name:
Title: President	Title:

WARATAH INVESTMENTS LIMITED

By: _______________________________
Name:
Title:

SCHEDULE “A”

DESCRIPTION OF ASSETS AND LIABILITIES OF SMA

See attached document

Strategic Marketing (Australia) Pty Ltd
T/As Able Computing Services

Balance Sheet
As At 30 June 2013

This statement should be read in conjunction with the
attached compilation report of Byfields CPA.

Strategic Marketing (Australia) Pty Ltd
T/As Able Computing Services

Balance Sheet
As At 30 June 2013

This statement should be read in conjunction with the
attached compilation report of Byfields CPA.

SCHEDULE “B”

NET SMELTER RETURNS TO THE SELLER

For the purposes of this Agreement, the term "Net Smelter Royalty" shall mean an agreed percentage of 3% of the gold bullion produced by the smelting company from any and all of the concessions held by Leo Shield at the date of this Agreement. Leo Shield shall instruct the smelting company to deposit the agreed net percentage of bullion into the bullion account of Waratah, This net smelter royalty shall be unencumbered by any further deductions.

SCHEDULE “C”

OTHER ROYALTIES TO THE SELLER

In addition to royalties for the production of gold as per Schedule “B”, the Seller shall receive a royalty of 3% of the gross sales of all non-gold mineral production from any and all of the concessions held by Leo Shield at the date of this agreement. These royalties shall be unencumbered by any further deductions. Payment of these royalties shall be made to the Seller on the 10th day of the month following the month in which the sales were made, regardless of whether the sales were on a cash, credit basis, terms basis, lease basis, or any kind of deferred settlement basis, and regardless of whether or not payment for the sales has been received by the Purchaser.